Advanced Emissions Solutions Announces Tender Offer
Provides platform to repurchase up to $10.0 million in common stock

HIGHLANDS RANCH, Colorado - May 8, 2017 – Advanced Emissions Solutions, Inc. (NASDAQ: ADES) today announced the commencement of a modified Dutch Auction tender offer to purchase for cash up to 925,000 shares of its common stock, par value of $0.001 per share, at a price per share of not less than $9.40 nor greater than $10.80, for a maximum aggregate purchase price of $9,990,000. The closing price of the Company's common stock as reported on the NASDAQ Global Market was $9.39 on May 5, 2017. The full terms and condition of the tender offer is discussed in the Company's Offer to Purchase, dated May 8, 2017, and the associated Letter of Transmittal and other materials relating to the tender offer that are being filed today with the Securities and Exchange Commission (the “SEC”) are being distributed to stockholders.
The tender offer will expire at 12:00 Midnight, Eastern Time, on or about June 5, 2017 unless extended or withdrawn. The Company intends to fund this tender offer with cash on hand. On March 31, 2017, the Company had $28.4 million of cash and cash equivalents.
L. Heath Sampson, President and CEO of ADES commented, “We are very pleased to announce this stock repurchase program, which is supported by our solid balance sheet and strong cash generating business model. This tender offer, when coupled with our previously announced recurring quarterly dividend program, which we expect will commence late in the second quarter, could result in the return of up to $32 million to shareholders over the next few quarters. We will continue to take a balanced approach to capital allocation moving forward, as we balance future dividend and share repurchase programs, against investment in our growing chemicals business and potential accretive merger and acquisition opportunities.”
Georgeson LLC is acting as the Information Agent for the offer. The Depositary will be Computershare Trust Company, N.A.
The modified Dutch Auction will allow all the Company's stockholders to tender some or all of their shares at a price within a specified range and to do so without incurring any brokerage fees or commissions. Based on the number of shares tendered and the prices specified by the tendering stockholders, the Company will select a single price per share within the range that will enable the Company to purchase 925,000 shares pursuant to the offer, or such lesser amount of its shares that are properly tendered. All shares accepted in the tender offer will be purchased at the same price per share even if a stockholder tendered at a lower price. The Company reserves the right in the tender offer to purchase up to an additional 2% of its shares outstanding. As of May 1, 2017, the Company had 22,294,573 shares outstanding.

The Company’s directors and executive officers do not intend to participate in the offer and do not intend to tender any of their shares, except that the Company has been advised that Alta Fundamental Advisers LLC (“Alta Fundamental”), which currently owns approximately 4.90% of the Company’s outstanding common stock, intends to sell shares in the tender offer so that upon conclusion of the tender offer, Alta Fundamental will continue to own less than 5.0% of the Company’s outstanding common, Mr. Gilbert Li, a director of the Company, may be deemed to beneficially own such Alta Fundamental shares because he is a manager of Alta Fundamental and holds dispositive powers over such shares.

A copy of the offering documents may be obtained from Georgeson LLC, the Information Agent for the offer. Geogeson, LLC's telephone number is (866) 628-6024. Please contact Georgeson LLC with any questions regarding the tender offer. Neither the Company, its Board of Directors, the Information Agent nor the Depositary is making any recommendation to stockholders as to whether to participate in the offer.
Stockholders are urged to read the tender offer documents because they contain important information that stockholders should consider before making any decision regarding tendering their shares. The tender offer materials are available for free at the SEC's website at http://www.sec.gov. In addition, the Company's stockholders will be able to obtain a copy of these documents from the Information Agent as noted above, free of charge. This press release itself is not intended to constitute an offer or solicitation to buy or exchange securities in the Company, nor shall there be any sale or purchase of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.
In addition to the offer to purchase, the related letter of transmittal and certain other documents, the Company files annual, quarterly and special reports, proxy statements and other information with the SEC. These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.
About the Company

Advanced Emissions Solutions, Inc., through our subsidiaries and joint ventures, is a leader in emissions control technologies and associated equipment, chemicals and services to customers in the coal-fired power generation industry. Our proprietary environmental technologies and specialty chemicals enable our customers to enhance existing air pollution control equipment, minimize mercury, acid gases, and other emissions, maximize capacity, and improve operating efficiency to meet the challenges of existing and pending emission control regulations.

Caution on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. These forward-looking statements include the Company’s plans to complete the tender offer, the commencement and timing of our quarterly recurring dividend program, the expected amount of cash to be returned to stockholders as a result of the tender offer and our dividend program, future capital allocation and potential merger and acquisition activities, all of which are subject to certain conditions and involve risks and uncertainties identified from time to time in the Company’s filings with the SEC. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors You are cautioned not to place undue reliance on the forward-looking statements and to consult filings we have made and will make with the SEC for additional discussion concerning risks and uncertainties that may apply to our business and the ownership of our securities. The forward-looking statements speak only as to the date of this Offer to Purchase.

About Advanced Emissions Solutions, Inc.
Advanced Emissions Solutions, Inc. serves as the holding entity for a family of companies that provide emissions solutions to customers in the power generation and other industries.

ADA-ES, Inc. (“ADA”) is a wholly-owned subsidiary of Advanced Emissions Solutions, Inc. (“ADES”) that provides emissions control solutions for coal-fired power generation and industrial boiler industries. With more than 25 years of experience developing advanced mercury control solutions, ADA delivers proprietary environmental technologies, equipment and specialty chemicals that enable coal-fueled boilers to meet emissions regulations. These solutions enhance existing air pollution control equipment, maximizing capacity and improving operating efficiencies. Our track record includes securing more than 30 US patents for emissions control technology and systems and selling the most activated carbon injection systems for power plant mercury control in North America. For more information on ADA, and its products and services, visit www.adaes.com or the ADA Blog (http://blog.adaes.com/).

Tinuum Group, LLC is a 42.5% owned joint venture by ADA that provides ADA’s patented Refined Coal CyClean™ technology to enhance combustion of and reduce emissions of NOx and mercury from coal in cyclone boilers and ADA’s patented M-45™ and patent pending M-45-PC™ technologies for Circulating Fluidized boilers and Pulverized Coal boilers respectively. www.tinuumgroup.com

Source: Advanced Emissions Solutions, Inc.
Investor Contact:
Alpha IR Group
Chris Hodges or Ryan Coleman
312-445-2870
ADES@alpha-ir.com

3